EXHIBIT 12.2


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             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)



                                                         Nine Months
                                                            Ended
                                                          October 3,
                                                             1998
Fixed charges:
  Interest expense                                           $ 232
  Distributions on preferred securities of subsidiary
     trust, net of income taxes                                 19
  Estimated interest portion of rents                           16

    Total fixed charges                                      $ 267



Income:
  Income before income taxes and distributions on
    preferred securities of subsidiary trust                 $ 563
  Fixed charges *                                              248

    Adjusted income                                          $ 811



Ratio of income to fixed charges                              3.04



* Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes


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